Execution Version
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2024 (the “Effective Date”), by and between Valneva Austria GMBH, a company organized under the laws of Austria (“Seller”), and Novartis Pharma AG, an entity organized under the laws of Switzerland (“Buyer”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and
WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(a)    “Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice, or proceeding.
(b)    “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of the entity, or the ability to cause the direction of the management or policies of such entity; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.
(c)    “BLA” means a human biologics license application submitted under Section 351(a) of the Public Health Service Act.

(d)    “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in each of New York, New York, United States, Luxembourg, Luxembourg, Paris, France and Basel, Switzerland.
(e)    “Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was independently developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets (which, for the avoidance of doubt, shall not include any confidential and proprietary information relating to the product to which the Subject BLA relates) shall constitute Confidential Information of Buyer from and after the Closing Date.
(f)    “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
(g)    “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, lease, security interest, encumbrance, adverse claim, interference or restriction on use, ownership or transfer; provided, that the requirement to pay the Priority Review Fee shall not be considered an Encumbrance.
(h)    “FDA” means the United States Food and Drug Administration.
(i)    “FDA Approval Letter” means the letter, dated November 9, 2023 issued by the FDA to Seller evidencing the approval of BLA 125777 for Chikungunya Vaccine, Live, and granting the Priority Review Voucher.
(j)    “FDA Notification Package” means, collectively, executed versions of the Seller Cover Letter, Seller Transfer Acknowledgement Letter and Buyer Transfer Acknowledgment Letter in the forms set forth in Exhibits B, C and E, respectively, in each case, with respect to the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA in accordance with Section 5.06.
(k)    “FDCA” means the United States Federal Food, Drug, and Cosmetic Act.
(l)    “Fraud” means common law fraud with respect to the making of the representations or warranties in Article IV or Article V hereof, as applicable.
(m)    “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

(n)    “Judgment” means any orders, writs, injunctions, awards, judgments, settlements, stipulations, determinations, and decrees entered by or with any Governmental Entity.
(o)    “Knowledge” means, with respect to Seller, the actual knowledge of [***] after reasonable inquiry.
(p)    “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders or Judgment applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, as applicable, any obligations, responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in (i) the FDA Approval Letter, or (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher.
(q)    “Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement, Action or any Contract.
(r)    “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.
(s)    “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
(t)    “PHSA” means the United States Public Health Service Act, 42 U.S.C. §201 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
(u)    “Priority Review” means a priority review of and action by the FDA upon a human drug application, which is submitted under Section 505(b)(1) of the FDCA or under Section 351 of the PHSA, by the FDA not later than six (6) months after the receipt of such application by the FDA, as defined in Section 524(a)(1) of the FDCA as interpreted by the FDA Guidance For Industry, Tropical Disease Priority Review Vouchers, Oct. 2016 (“Tropical Disease Guidance”), Page 4, Question 7.
(v)    “Priority Review Fee” has the meaning set forth in Section 7.06.
(w)    “Priority Review Voucher” means the priority review voucher assigned tracking number PRV BLA 125777 issued by the Secretary of the Department of Health and Human Services, FDA, pursuant to Section 524 of the FDCA to Seller, as evidenced by the FDA Approval Letter, that entitles the holder of such voucher to Priority Review pursuant to Section 524(a)(2) of the FDCA.
(x)    “Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher.
(y)    “Regulatory Change” means any (i) new Legal Requirement, amendment, change or supplement to any then-existing Legal Requirement enacted, adopted or approved by any Governmental Entity in the United States, or (ii) term or condition imposed on the Priority Review Voucher that is not generally imposed on priority review vouchers under the FDCA as of the Effective Date, that in either case (i) or (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date (except as set forth in Section 4.11 hereof) and adversely impacts the manner in which Buyer would be able to use, receive, hold, transfer or otherwise exploit the Priority Review Voucher, if granted.

(z)    “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
(aa)    “Subject BLA” means BLA Number 125777 for Chikungunya Vaccine, Live.
(bb)    “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, unclaimed property, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
(cc)    “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.
(dd)    “Third Party” means any Person other than a Party and such Party’s Affiliates.
(ee)    “Tropical Disease Product Application” means the tropical disease product application, as defined in Section 524(a)(4) of the FDCA, that earned the Priority Review Voucher.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to such terms in this Agreement.
ARTICLE II.
PURCHASE AND SALE
Section 2.01    Purchase and Sale; No Assumed Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.
(b)    For the avoidance of doubt, (i) the sale, assignment, transfer and conveyance of the Purchased Assets from Seller to Buyer shall not include the transfer, conveyance or assumption of any Liabilities from Seller to Buyer, and (ii) Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement, including, without limitation, the Priority Review Fee and any user fees required to be paid in connection with the submission of a human drug application or BLA for which the applicant seeks to redeem the Priority Review Voucher) (such Liabilities, “Excluded Liabilities”). Seller shall be solely responsible for all such Excluded Liabilities.
Section 2.02    Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be One Hundred and Three Million Dollars (U.S. $103,000,000.00) due and payable upon the Closing Date.
Section 2.03    Method of Payment. Payment of the Purchase Price to Seller shall be made in cash by wire transfer of immediately available funds to Seller’s bank account as set forth in Exhibit G.
Section 2.04    Tax Withholding.

(a)    Buyer (and any agent or Affiliate of Buyer) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to Seller all amounts that such Person is required to deduct and withhold under any Legal Requirement; provided, however, that the Parties shall use commercially reasonable efforts to reduce and minimize any such withholding or deduction, or to obtain, at Seller’s cost, a refund of previously withheld amounts, to the maximum extent permitted by Legal Requirements. Amounts so deducted and withheld under this Section 2.04 and remitted to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been delivered and paid to Seller under this Agreement. Buyer shall promptly remit any amounts withheld and deducted on account of taxes to the appropriate taxing authority.
(b)     The Purchase Price is exclusive of any and all transfer, conveyance, recordation and similar Taxes, fees or duties assessed or incurred by reason of the sale by Seller or the purchase by Buyer of the Purchased Assets hereunder (“Transfer Taxes”). Such Transfer Taxes shall be paid by the Party that is primarily liable for such Taxes, fees or duties under applicable Law, and such Person shall timely file any applicable tax return and timely remit such Transfer Taxes to the appropriate taxing authority.
(c)    The Purchase Price is exclusive of any applicable sales, consumption, and other similar Taxes required under applicable law to be disclosed as a separate item on an invoice by reason of the sale by Seller or the purchase by Buyer of the Purchased Assets hereunder (“Indirect Tax”). Buyer shall be responsible for any Indirect Taxes, which shall be added to the Purchase Price and promptly paid to Seller in substantially the same manner as the Purchase Price upon receipt of a valid invoice furnished by Seller to Buyer setting forth in detail such any Indirect Taxes. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from Indirect Taxes and agrees to cooperate in good faith with the other Party and provide any information and documentation that may be necessary to minimize the amount of indirect Taxes. To the extent in each case that (i) VAT is or becomes chargeable in respect of the Asset Purchase, (ii) such VAT is owed by the Seller to a taxing authority and (iii) such VAT is recoverable (whether by credit or repayment) by Buyer, Buyer shall, against delivery of a valid VAT invoice (or equivalent, if any, as required by applicable Law), pay or cause to be paid to Seller the amount of any VAT so chargeable. If and to the extent (A) VAT due in respect of the Asset Purchase (or part thereof) under this Agreement is owed by Buyer (reverse charge) and (B) such VAT is recoverable (whether by credit or repayment) by Buyer, Buyer shall report such VAT to the relevant taxing authorities, and Seller shall issue an appropriate invoice, in each case as required by applicable Law. To the extent any invoice is not initially issued in an appropriate form or otherwise not in accordance with applicable Law, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with VAT requirements. Any VAT that cannot be recovered (whether by credit or repayment) by Buyer (whether such irrecoverable VAT is charged by Seller or is paid by Buyer under any reverse charge procedure) shall be economically borne one hundred percent (100%) by Seller. Should any taxing authority determine that a transaction contemplated by this Agreement should be subject to an Indirect Tax or recoverable VAT that was not paid to the appropriate taxing authority and Seller is required to pay such Indirect Taxes or recoverable VAT to such taxing authority, Buyer shall pay to Seller or its relevant Affiliates the applicable amount of such Indirect Tax or recoverable VAT on the basis of a valid invoice furnished by Seller to Buyer setting forth in detail such Indirect Taxes or recoverable VAT.
ARTICLE III.
CLOSING
Section 3.01    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, on the Effective Date at 9:00 a.m., Eastern time, simultaneously with the execution and delivery of this Agreement by the Parties. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
Section 3.02    Transactions to be Effected at Closing. At the Closing,
(a)    Seller shall deliver, or cause to be delivered, to Buyer an executed Bill of Sale substantially in the form attached hereto as Exhibit A;

(b)    Buyer shall deliver, or cause to be delivered, to Seller an executed Bill of Sale substantially in the form attached hereto as Exhibit A;
(c)    Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;
(d)    Buyer shall pay or cause to be paid the Purchase Price to Seller by wire transfer of immediately available funds to Seller’s bank account as set forth in Exhibit G;
(e)    Seller shall deliver to Buyer an executed copy of the cover letter to be submitted to the FDA in accordance with Section 3.04, which shall be in the form attached hereto as Exhibit B (the “Seller Cover Letter”);
(f)    Seller shall deliver to Buyer an executed copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Buyer in accordance with Section 5.06, which notification shall be in the form of Exhibit C or such other form as the FDA may require as of the Closing Date (the “Seller Transfer Acknowledgement Letter”); and
(g)    Buyer shall deliver to Seller an executed copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Buyer in accordance with Section 5.06, which notification shall be in the form of Exhibit E or such other form as the FDA may require as of the Closing Date (the “Buyer Transfer Acknowledgment Letter”).
Section 3.03    Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer, free and clear of all Encumbrances.
Section 3.04    Filings; Notifications. Buyer and Seller agree to provide reasonable cooperation and assistance to each other with respect to all filings or notifications to the FDA related to the transfer and assignment of the Purchased Assets, subject to Section 5.06 hereof. Within thirty (30) days following the Closing, Seller agrees, as a courtesy to Buyer and without prejudice to Section 5.06 hereof, that it shall submit the FDA Notification Package to the Subject BLA and, reasonably promptly thereafter, Seller shall provide Buyer with a copy of such submission.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date hereof (or in the case of representations and warranties that are made as of a specified date, as of such specified date), as follows:
Section 4.01    Organization, Standing and Power. Seller is a company duly organized, validly existing and in good standing under the laws of Austria. Seller has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its organizational or governing documents, as amended to date.

Section 4.02    Due Authority. Seller has all requisite corporate power and authority to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity). The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase.
Section 4.03    Non-contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) any Contract to which Seller or any of its Affiliates is a party or by which it is bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with any Legal Requirements applicable to Seller or any of the Purchased Assets.
Section 4.04    No Consents. Except for the letters referenced in Section 3.02(e) and Section 3.02(f), no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.
Section 4.05    Title to Purchased Assets. Seller is the sole and exclusive owner of all rights, title and interest in and to the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances; Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement; Seller has provided to Buyer’s counsel a true, correct and complete copy of the FDA Approval Letter; and no Third Party is entitled to any portion of the proceeds of the transactions contemplated by this Agreement. As of the Closing, the right, title and interest in and to the Purchased Assets that are to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer in accordance with this Agreement collectively constitutes the entire right, title and interest in and to the Purchased Assets and immediately following the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.
Section 4.06    Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party or is bound that involves or affects (or would reasonably be expected to involve or affect) the issuance, ownership, transfer, licensing, title, or use of or to any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of Seller’s right, title or interest in, to or under the Purchased Assets.
Section 4.07    Compliance with Legal Requirements. Seller and its Affiliates are, and at all times have been, in material compliance with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. Seller and its Affiliates have not received any written notice or, to Seller’s Knowledge, other communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement (it being understood, for the avoidance of doubt, that any violation of, or failure to comply with, any Legal Requirement that would affect the sale, transfer or transferability of the Purchased Assets or Buyer’s unencumbered use of the Purchased Assets shall be deemed “material”).

Section 4.08    Legal Proceedings. There is no pending or, to Seller’s Knowledge, threatened Action involving Seller or any of its Affiliates, nor has there been any Action involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates is a party or subject to the provisions of any Judgment, (a) that involves or affects (or would reasonably be expected to involve or affect) the issuance, validity, ownership, licensing, title, or use of or to any of the Purchased Assets, including any such Action or Judgment that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or any of its Affiliates of any of the purchased Assets, in each case, as a result of the transactions contemplated by this Agreement, (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, or (c) that seeks to obtain from Seller, Buyer or any of their respective Affiliates in connection with the transactions contemplated by this Agreement any damages or which would result in the transactions contemplated hereby being rescinded following consummation. To Seller’s Knowledge, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Actions. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.
Section 4.09    Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.
Section 4.10    Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent.
Section 4.11    Revocation; Regulatory Change. (a) The Priority Review Voucher has been duly granted and has not been terminated, cancelled or revoked; (b) neither Seller nor any its Affiliates, nor to the Knowledge of Seller, any of their respective Representatives, has (i) made any untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact or a fraudulent statement to the FDA or any other Governmental Entity or (iii) committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy; (c) to the Knowledge of Seller, there are no facts or circumstances that (with or without notice or lapse of time or both) would reasonably be expected to result in the termination, suspension, cancellation or revocation of the Priority Review Voucher by the FDA or that would reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review or any other benefits associated with the Purchased Assets; (d) as exclusively related to Seller, there are no facts or circumstances that (with or without notice or lapse of time or both) would reasonably be expected to result in the termination, suspension, cancellation or revocation of the Priority Review Voucher or that would reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review or any other benefits associated with the Purchased Assets; (e) the Priority Review Voucher has not been transferred to any Person, including any Affiliate of Seller, and the transfer contemplated by this Agreement constitutes the first and only transfer of the Priority Review Voucher; (f) since the date that the Priority Review Voucher was issued, there has not occurred any Regulatory Change (which definition, for the purpose of this Section 4.11, shall mean any change of the kind described in clause (ii) of such definition); (g) to Seller’s Knowledge, there is no term or condition imposed by the FDA on the transferability or redemption of the Priority Review Voucher other than as set forth in the FDA Approval Letter; and (h) Seller has provided to Buyer true, correct and complete copies of the FDA Approval Letter (with such redactions which do not relate to the Purchased Assets) and any other material communications between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher or the sale thereof (it being understood, for the avoidance of doubt, that any communications relating to, or that would affect, the sale, transfer or transferability of the Purchased Assets or Buyer’s unencumbered use of the Purchased Assets shall be deemed “material”).

Section 4.12    Intent to Use. Neither Seller nor any of its Affiliates has filed or submitted to the FDA, or instructed or permitted any Third Party to file or submit to the FDA, a notice of intent to use the Priority Review Voucher pursuant to Section 524(b)(4) of the FDCA.
Section 4.13    No Broker. Except for [***], Seller has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.14    No Other Representations and Warranties. Neither Seller nor any of its Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including with respect to merchantability or fitness for any particular purpose or in connection with the Purchased Assets or the accuracy or completeness of any information provided in connection with the Asset Purchase, except as otherwise expressly set forth in this Article IV and Seller and its Affiliates and their respective Representatives hereby disclaim any such other representations or warranties.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date hereof, as follows:
Section 5.01    Organization, Standing and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of Switzerland. Buyer has the company power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 5.02    Authority. Buyer has all requisite company power and authority to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary company action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 5.03    Non-contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with any Legal Requirements applicable to Buyer (except, in the case of clauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Buyer to timely consummate the transactions contemplated by this Agreement).
Section 5.04    No Consents. Except for the letters referenced in Section 3.02(e) and Section 3.02(f), no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

Section 5.05    Financing. Buyer has, and will at the Closing have, sufficient funds to consummate the transactions contemplated by this Agreement.
Section 5.06    Notice of Transfer. As between Buyer and Seller, Buyer is solely responsible for notifying the FDA of the transfer of the Purchased Assets and the delivery to the FDA of the letters referenced in Section 3.02(f) and Section 3.02(g) in accordance with the recommendations of the FDA set forth in the Tropical Disease Guidance, Page 8, Question 18.
Section 5.07    No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.
Section 5.08    Non-Reliance. Neither Seller nor any of its Affiliates nor any of their respective Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets, except as expressly set forth in this Agreement, and Seller, its Affiliates and their respective Representatives expressly disclaim any and all liability that may be based on such information or errors or omissions in any such representation or warranty not expressly set forth in this Agreement, other than any liabilities arising out of or in connection with Fraud. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article IV. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, except as expressly set forth in this Agreement.
ARTICLE VI.
INDEMNIFICATION
Section 6.01    Indemnification.
(a)    Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective Representatives, partners, members, successors and assigns (each, a “Buyer Indemnitee”) harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (such Liabilities, losses, damages, claims, costs and expenses, “Damages”), whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Buyer Indemnitee may suffer, incur, sustain or become subject to, to the extent arising out of or resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate or document delivered by or on behalf of Seller hereunder, (ii) Seller’s Fraud, grossly negligent acts, omissions or misrepresentations or willful misconduct, in each case, in connection with this Agreement, (iii) any claim by any Third Party against Buyer and its Affiliates pursuant to which such Third Party is entitled to any proceeds from the sale of the Priority Review Voucher pursuant hereto, and/or (iv) any Excluded Liabilities (as defined in Section 2.01).
(b)    Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents (each, a “Seller Indemnitee”) harmless for, from and against any and all Damages, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Seller Indemnitee may suffer, incur, sustain or become subject to, to the extent arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate or document delivered by or on behalf of Buyer hereunder, (ii) Buyer’s Fraud, grossly negligent acts, omissions or misrepresentations or willful misconduct, in each case, in connection with this Agreement, and/or (iii)

Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets from and after the Closing.
Section 6.02    Indemnification Procedures for Claims.
(a)    A Person entitled to indemnification pursuant to Section 6.01 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.”
(b)    Indemnitee shall inform Indemnitor of any Third Party claim (“Claim”) as soon as reasonably practicable after the Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.
(c)    If the Indemnitor has acknowledged in writing to the Indemnitee the Indemnitor’s responsibility for defending such Claim and such Claim is not a class action or criminal matter, nor an Action seeking injunctive relief, the Indemnitor shall have the right to defend, at its sole cost and expense (with counsel reasonably selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld or delayed), such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in which case ((A) – (C)) the Indemnitee may withhold its consent in its sole discretion. If Indemnitee determines in good faith that the defense is not being or ceases to be conducted diligently and in good faith, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ (or earlier if reasonably necessary to appropriately defend the Claim) prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed). If the Indemnitee is defending such Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. If the Indemnitor has elected to defend such Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.
(d)    The Indemnitee may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnitor pursuant to this Section 6.02 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.
(e)    A claim for indemnification for any matter not involving a Claim may be asserted by written notice to the Indemnitor. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Damages suffered by the Indemnitee; provided, that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligations under this Article VI, except (i) to the extent such failure to give such notification or any deficiency in such notification actually and materially prejudices such Indemnitor or (ii) as provided in Section 6.04.

Section 6.03    Exclusivity. From and after the Closing, other than in the event of Fraud by a Party to this Agreement on the basis of the representations and warranties contained in this Agreement, this Article VI will provide the exclusive remedy against either Party hereto for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated herein, except nothing in this Agreement will prevent or otherwise limit either Party from seeking or obtaining injunctive or other equitable relief for any breach of any covenant or agreement set forth herein. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated herein, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
Section 6.04    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 6.01(a) shall equal the Purchase Price, and (b) Buyer pursuant to Section 6.01(b) shall equal the Purchase Price. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnitee pursuant to a judgment with respect to a Claim, no Party shall have any liability under any provision of this Agreement (including this Article VI) for any punitive, incidental, special or indirect damages. Each Person entitled to indemnification hereunder will take commercially reasonable steps, to the extent required by applicable Legal Requirements, to mitigate all Damages after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. Seller shall have no liability pursuant to this Article VI or otherwise to any Buyer Indemnified Person in connection with or to the extent such liability arises as a result of Seller’s compliance with the obligation contain in the second sentence of Section 3.04.
Section 6.05    Tax Treatment of Indemnity Payments. Any payments made to any Party pursuant to this Article VI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Legal Requirements.
Section 6.06    Buyer Knowledge. The right to indemnification pursuant to this Article VI shall not be affected by any investigation conducted or any knowledge acquired by Buyer, its Affiliates or their respective Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or obligation.
ARTICLE VII.
COVENANTS
Section 7.01    Further Assurances.
(a)    The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets following the Closing, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements. For clarity, Seller shall not be obligated to incur any out-of-pocket costs and expenses except for de minimis amounts in connection with steps taken by Seller pursuant to this Section 7.01(a).
(b)    Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

Section 7.02    Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the tropical disease product for which the Priority Review Voucher was awarded, to at all times comply in all material respects with all Legal Requirements applicable to the Purchased Assets (if any), including any and all Legal Requirements applicable to the validity, maintenance, use or transfer of the Priority Review Voucher, or that would reasonably be expected to result in the revocation of the Priority Review if such Legal Requirements were not complied with (if any). Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the tropical disease product for which the Priority Review Voucher was awarded, to promptly forward to Buyer any written communications or notices it or its Affiliates receives from any Governmental Entity in respect of the Purchased Assets; provided that Seller may redact any portion of such written communications or other notices that is not relevant to the Purchased Assets.
Section 7.03    Nondisclosure.
(a)    Subject to disclosures permitted or contemplated by Section 7.04, with respect to Confidential Information received from a Party, the other Party will (i) keep such Confidential Information confidential, (ii) not use any such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.
(b)    Each Party may disclose Confidential Information of the other Party only to its Representatives on a need-to-know basis.
(c)    Each Party will (i) enforce the terms of this Section 7.03 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 7.03, and (iii) be responsible and liable for any breach of this Section 7.03 by it or its Representatives.
(d)    If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 7.03, such Party shall (to the extent permitted by applicable Legal Requirements) provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.03. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.
(e)    Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided, that Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures.
Section 7.04    Disclosures Concerning this Agreement. The press release with respect to the execution of this Agreement that is attached as Exhibit F hereto shall be issued by Seller on or the next Business Day following the Effective Date. Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate only such information concerning this Agreement as was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided further that if a Party is obligated to so file a copy of this Agreement, such Party shall prepare a proposed redacted version thereof and request confidential treatment thereof, and the other Party may promptly provide its comments and additional proposed redactions, if any, thereon, which comments and proposed redactions, if any, shall be considered in good faith by the Party required to so file a copy of this Agreement.
Section 7.05    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity or filing that is publicly available without the prior written approval of such other Party in each instance.
Section 7.06    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, Seller shall be responsible for the fees and disbursements of Jefferies, LLC.
Section 7.07    Priority Review Fee. The priority review fee required by Section 524(c) of the FDCA (“Priority Review Fee”) and all other user fees under the FDCA applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing, shall be borne exclusively by Buyer, its Affiliates or any transferee of the Priority Review Voucher. In any event, following the Closing, Seller shall have no liability or obligation for any such fees.
ARTICLE VIII.
GENERAL PROVISIONS
Section 8.01    Survival. Except as expressly set forth herein, the representations and warranties and covenants which are to be performed prior to or at the Closing contained in this Agreement, and liability for the breach thereof, shall survive the Closing and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that (a) the representations and warranties contained in Section 4.01, Section 4.02, Section 4.05, Section 4.12 and Section 4.13 shall survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations and (b) the covenants which are by their terms to be performed following the Closing shall survive the Closing and remain in full force and effect until performed in accordance with their terms.
Section 8.02    Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 p.m. in the time zone of the intended recipient on a Business Day, and otherwise on the next Business Day or (c) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 8.02):
(a)    if to Buyer, to:
Novartis Pharma AG
[***]

with a copy (which shall not constitute notice) to:
[***]

(b)    if to Seller, to:
Valneva Austria GmbH
[***]
with a copy (which shall not constitute notice) to:
[***]

Section 8.03    Construction.
(a)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(b)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the word “or” is not intended to be exclusive unless expressly indicated otherwise. The words “will” and “shall” have the same meaning. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”
(c)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Schedules” or “Exhibits” are intended to refer to Articles, Sections, Schedules or Exhibits of this Agreement, and (ii) references in any Section to any clause are references to such clause of such Section.
(d)    Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).
(e)    Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.
(f)    The captions, table of contents and headings in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
(g)    Unless otherwise specified, (i) references to any applicable law or other Legal Requirement shall be deemed to refer to such law or Legal Requirement as amended from time to time and to any rules or regulations promulgated thereunder and (ii) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
Section 8.04    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 8.05    Entire Agreement. This Agreement, including all exhibits and schedules attached hereto and the Confidentiality Agreement by and between the Parties dated January 12, 2024 sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.
Section 8.06    Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets. For the avoidance of doubt, no assignment made pursuant to this Section 8.06 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.
Section 8.07    Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 8.08    Remedies Cumulative.
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.
(b)    The Parties agree that irreparable harm may occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements, or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements, and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.
Section 8.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United State District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, the State Court of the State of New York located in New York County) solely and specifically for the purposes of any Action or proceeding arising out of or in connection with this Agreement.

Section 8.10    WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.
Section 8.11    Amendment; Extension; Waiver. Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties. At any time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
Section 8.12    Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.
Section 8.13    No Benefit to Third Parties. Except as provided in Article VI, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:
NOVARTIS PHARMA AG

By: /s/
Name: [***]
Title: [***]

By: /s/
Name: [***]
Title: [***]

(Signature page to PRV Asset Purchase Agreement)

SELLER:
VALNEVA AUSTRIA GMBH

By: /s/
Name: [***]
Title: [***]

By: /s/
Name: [***]
Title: [***]

(Signature page to PRV Asset Purchase Agreement)

EXHIBIT A
FORM OF BILL OF SALE
BILL OF SALE
This Bill of Sale (this “Bill of Sale”) is entered into as of February 2, 2024, by and between Valneva Austria GmbH, a corporation organized under the laws of the Austria (“Seller”), and Novartis Pharma AG, a company organized under the laws of Switzerland (“Buyer”).
Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of February 2, 2024 (the “Asset Purchase Agreement”), by and between Buyer and Seller, Seller has agreed to sell, and Buyer has agreed to purchase, all right, title and interest in, to and under the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:
1.    Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 8.03 of the Asset Purchase Agreement.
2.    Transfer of Purchased Assets. Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, Seller hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances.
3.    Effective Time. This Bill of Sale shall be effective as of the Closing.
4.    Binding Effect; Amendments. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns. Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded or cancelled except by an instrument in writing signed by each party hereto.
5.    Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 8.09 of the Asset Purchase Agreement.
6.    Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Bill of Sale to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NOVARTIS PHARMA AG

__________________________
Name:
Title:

__________________________
Name:
Title:

(Signature page to Bill of Sale)

VALNEVA AUSTRIA GMBH

Name:
Title:
(Signature page to Bill of Sale)

EXHIBIT B
FORM OF SELLER COVER LETTER

[Valneva Austria GmbH Letterhead]
February 2, 2024

[FDA address]

Re:     BLA 125777 – Transfer of Tropical Disease Priority Review Voucher PRV BLA 125777 (the “Voucher”).

To Whom it May Concern:

Reference is made to the above-referenced BLA, the BLA approval letter dated November 9, 2023 (the “Approval Letter”) granting the Voucher to Valneva Austria GmbH (“Valneva”), and all related written correspondence regarding PRV BLA 125777.

Please be advised that as of February 2, 2024, Valneva has transferred complete ownership of the Voucher to Novartis Pharma AG (“Buyer”), and Buyer has legally accepted complete ownership of the Voucher from Valneva. Valneva and Buyer have exchanged letters acknowledging the transfer, copies of which are enclosed as Exhibit A and Exhibit B (the, “Acknowledgment Letters”). Valneva and Buyer acknowledge and recognize the FDA guidance provides that notification to the FDA should be made by the transferee upon redemption, however, Buyer has requested that Valneva deliver this letter along with the Acknowledgment Letters to the FDA to notify them of such transfer before its redemption. For the avoidance of doubt, this letter is being provided as a courtesy to Buyer and not as any form of notice of current intention to redeem the Voucher.

This letter contains confidential commercial information and/or trade secrets that are exempt from public disclosure under the Freedom of Information Act (5 U.S.C. §552(b)(4)), the Trade Secrets Act (18 U.S.C. §1905), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §331(j)), and 21 C.F.R. §20.61.

Sincerely,

VALNEVA AUSTRIA GMBH

By:    __________________________
Name:
Title:

EXHIBIT C
FORM OF SELLER TRANSFER ACKNOWLEDGMENT LETTER
[Valneva Austria GmbH Letterhead]
February 2, 2024
Novartis Pharma AG.
Attn: General Counsel
Lichtstrasse 35
CH 4056 Basel
Switzerland

Re:    Transfer of Tropical Disease Priority Review Voucher PRV BLA 125777 (the “Voucher”)
Dear Sir or Madam:
Reference is made to the above-referenced Voucher issued to Valneva Austria GmbH (“Valneva”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of Biologics License Application 125777 (the “BLA”) on November 9, 2023.
Further reference is made to that certain Asset Purchase Agreement, dated as of February 2, 2024 (the “Agreement”), by and between Valneva and Novartis Pharma AG (“Buyer”). Pursuant to the Agreement, Valneva has sold, transferred, assigned, conveyed, and delivered ownership of the Voucher to Buyer, effective as of February 2, 2024 (“Effective Date”). As noted in the acknowledgement of transfer letter from Buyer dated February 2, 2024 (“Buyer Acknowledgement Letter”) Buyer has legally accepted ownership of the Voucher pursuant to this transfer from Valneva, effective as of the Effective Date.
This letter acknowledging the transfer of the Voucher from Valneva to Buyer may be presented to the FDA as evidence that Valneva acknowledges the sale and transfer of the Voucher to Buyer. This letter and the Buyer Acknowledgement Letter together serve as a complete record of transfer of the Voucher from Seller to Buyer.

Sincerely,
VALNEVA AUSTRIA GMBH

By:    __________________________
Name:
Title:

EXHIBIT D
Form of Seller Secretary’s Certificate
VALNEVA AUSTRIA GMBH
Secretary’s Certificate
February 2, 2024
This Secretary’s Certificate (this “Certificate”) is delivered pursuant to Section 3.02(c) of the Asset Purchase Agreement (the “Agreement”), dated as of February 2, 2024, by and between VALNEVA AUSTRIA GMBH (“Seller”) and NOVARTIS PHARMA AG (“Buyer”). Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.
The undersigned, in the undersigned’s capacity as a duly authorized officer of Seller, solely in such capacity and not in the undersigned’s individual capacity, is duly authorized to execute and deliver this Certificate on behalf of Seller. By executing this Certificate, the undersigned hereby certifies to Buyer that as of the date hereof:
1.    Attached hereto as Exhibit A are true, correct and complete copies of the resolutions duly adopted by the Managing Directors of Seller authorizing the execution, delivery and performance of the Agreement and the transactions contemplated thereunder. Such resolutions have not been amended, modified or rescinded and are in full force and effect as of the date hereof.
2.    The persons whose names are set forth on Exhibit B are authorized signatories of Seller, duly elected or appointed to the position or positions set forth opposite their respective names and held office as of the date of such individual’s execution of the Agreement or ally instrument delivered, or to be delivered, thereunder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

VALNEVA AUSTRIA GMBH

By:
Name:
Title:
(SIGNATURE PAGE TO SELLER CLOSING CERTIFICATE)

Exhibit A
Resolutions of the Board of Directors of Seller
[Attached]

Exhibit B
Authorized Signatories

NAME    TITLE
[***]    [***]
[***]    [***]
[***]    [***]

EXHIBIT E
FORM OF BUYER’S TRANSFER ACKNOWLEDGMENT LETTER

[Buyer Letterhead]

February 2, 2024
Valneva Austria GmbH
3 Campus Biocenter 3
1030 Vienna, Austria
Re:    Transfer of Tropical Disease Priority Review Voucher PRV BLA 125777
(the “Voucher”)
Dear Sir or Madam:

Reference is made to the above-referenced Voucher issued to Valneva Austria GmbH (“Valneva”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of Biologics License Application 125777 (the “BLA”) on November 9, 2023.
Further reference is made to that certain Asset Purchase Agreement, dated as of February 2, 2024 (the “Agreement”), by and between Valneva and Novartis Pharma AG (“Buyer”). Pursuant to the Agreement, Valneva has sold, transferred, assigned, conveyed, and delivered ownership of the Voucher to Buyer, effective as of February 2, 2024 (“Effective Date”). As noted in the acknowledgement of transfer letter from Valneva dated February 2, 2024 (“Seller Acknowledgement Letter”), Valneva has transferred ownership of the Voucher to Buyer effective as of the Effective Date. This letter acknowledges and records that Buyer has legally accepted ownership of the Voucher from Valneva, effective as of Effective Date.
This letter accepting transfer of the Voucher may be presented to the FDA as evidence that Buyer acknowledges and accepts the sale and transfer of the Voucher to Buyer. This letter and the Seller Acknowledgement Letter together serve as a complete record of transfer of the Voucher from Valneva to Buyer.
Sincerely,
[Buyer Contact]

EXHIBIT F
PRESS RELEASE (SELLER)
[Attached]

EXHIBIT G
SELLER’S BANK ACCOUNT DETAILS
[***]